Exhibit 4.18

EXECUTION VERSION

resizing AMENDMENT to CO-LENDER AGREEMENT

(OPRY MILLS loan COMBINATION)

This Resizing Amendment, dated as of August 9, 2016 (this “Resizing Amendment”), is made and executed pursuant to Section 31 of the Co-Lender Agreement, dated as of July 29, 2016, initially between JPMorgan Chase Bank, National Association (“JPMCB”), as initial owner of Note A-1, Note A-2 and Note A-3, and Citigroup Global Markets Realty Corp. (“CGMRC”), as initial owner of Note A-4 and Note A-5 (the “Co-Lender Agreement”), in connection with the splitting of Note A-5 into Note A-5-A and Note A-5-B.

Capitalized terms used in this Resizing Amendment and not otherwise defined herein shall have the meanings given to such terms in the Co-Lender Agreement.

On July 29, 2016, JPMCB sold Note A-1 to J.P. Morgan Chase Commercial Mortgage Securities Corp., which thereafter transferred Note A-1 to the trust created in connection with the issuance of the JPMCC Commercial Mortgage Securities Trust 2016-JP2, Commercial Mortgage Pass-Through Certificates, Series 2016-JP2 (the “Series 2016-JP2 Certificates”), which trust is the current holder of Note A-1 and is the Lead Securitization Trust. On July 29, 2016, CGMRC sold Note A-4 to Citigroup Commercial Mortgage Securities Inc., which thereafter transferred Note A-4 to the trust created in connection with the issuance of the Citigroup Commercial Mortgage Trust 2016-P4, Commercial Mortgage Pass-Through Certificates, Series 2016-P4, which trust is the current holder of Note A-4. As of the date of this Resizing Amendment, JPMCB is the holder of Note A-2 and Note A-3 and CGMRC is the holder of Note A-5.

Pursuant to Section 31 of the Co-Lender Agreement, Wells Fargo Bank, National Association (“Wells Fargo”), in its capacity as Master Servicer under the Lead Securitization Servicing Agreement (i.e. the Pooling and Servicing Agreement dated as of July 1, 2016 and relating to the issuance of the Series 2016-JP2 Certificates), is authorized to execute this Resizing Amendment on behalf of the current holders of the Notes in connection with the Resizing (as defined below).

Section 1. Notification of Resizing. CGMRC hereby notifies Wells Fargo, in its capacity as Master Servicer under the Lead Securitization Servicing Agreement, that, as of August 9, 2016, in accordance with, and pursuant to, Section 31 of the Co-Lender Agreement, Note A-5 in the original principal amount of $80,000,000 has been split and severed into two (2) pari passu promissory notes (the “Resizing”), represented by (i) that certain Replacement Promissory Note A-5-A in the principal amount of $60,000,000 (“Note A-5-A”), and (ii) that certain Replacement Promissory Note A-5-B in the principal amount of $20,000,000 (“Note A-5B”), which replacement promissory notes constitute New Notes under the Co-Lender Agreement.

Section 2. Satisfaction of Resizing Conditions. CGMRC hereby certifies that the conditions set forth in clauses (i) through (iv) of Section 31 of the Co-Lender Agreement have been satisfied with respect to the New Notes.

Section 3. Amendment of Co-Lender Agreement. The Co-Lender Agreement is hereby amended as follows in connection with the Resizing:

(i) The definition of “Note A-5”, in the Co-Lender Agreement, shall hereafter refer to each of Note A-5-A and Note A-5-B. Any other defined terms in the Co-Lender Agreement that relate to Note A-5 shall be construed in a manner correlative with the foregoing.

(ii) Any and all provisions in the Co-Lender Agreement that set forth the rights and obligations of Note A-5 and the holder(s) thereof shall be construed to apply to each of Note A-5-A and Note A-5-B and their respective holders, severally and not collectively.

(iii) Any payments, collections, costs, expenses, liabilities or other amounts allocable to the Notes and the Holders pursuant to the Co-Lender Agreement shall be allocable to Note A-5-A and Note A-5-B and their respective Holders on a pari passu and pro rata basis with the other Notes subject to the Co-Lender Agreement, in accordance with the terms of the Co-Lender Agreement.

(iv) The Mortgage Loan Schedule attached to the Co-Lender Agreement as Exhibit A is hereby deleted in its entirety and replaced with the schedule attached as Exhibit A hereto to reflect the creation of the New Notes.

Section 4. Effectiveness of Resizing Amendment. This Resizing Amendment shall become effective upon its having been duly executed by Wells Fargo, as Master Servicer under the Lead Securitization Servicing Agreement on behalf of the Holders and acknowledged and accepted by CGMRC with respect to Sections 1 and 2 hereof.

Section 5. Governing Law. This Resizing Amendment and any claim, controversy or dispute arising under or related to this Resizing Amendment, the relationship of the parties to this Resizing Amendment, and/or the interpretation and enforcement of the rights and obligations of the parties to this Resizing Amendment shall be governed by and construed in accordance with the internal laws and decisions of the state of New York, without regard to the choice of law rules thereof (other than section 5-1401 of the New York general obligations law).

Section 6. Counterparts. This Resizing Amendment may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Resizing Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Resizing Amendment.

Section 7. Captions. The titles and headings of the paragraphs of this Resizing Amendment have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Resizing Amendment.

Section 8. Severability. Wherever possible, each provision of this Resizing Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Resizing Amendment shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity,

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without invalidating the remainder of such provision or the remaining provisions of this Resizing Amendment.

Section 9. Continuation of Co-Lender Agreement. Except as amended hereby, the Co-Lender Agreement shall continue to remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has caused this Resizing Amendment to be duly executed as of the day and year first above written.

Wells fargo bank, national association, in its capacity as Master Servicer under the Lead Securitization Servicing Agreement, on behalf of the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder, the Note A-4 Holder and the Note A-5 Holder

By:	/s/ Melissa Hendren
Name: Melissa Hendren
Title: Vice President

Resizing Amendment to Co-Lender Agreement (Opry Mills)

ACKNOWLEDGED AND AGREED:

CITIGROUP GLOBAL MARKETS REALTY CORP.,
as Initial Note A-5 Holder for purposes of Sections 1 and
2 hereof

By: /s/ Richard W. Simpson

Name: Richard W. Simpson
Title: Authorized Signatory

Resizing Amendment to Co-Lender Agreement (Opry Mills)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Description of Mortgage Loan

Borrower:	Opry Mills Mall Limited Partnership
Mortgage Loan Origination Date:	April 27, 2016
Date of Mortgage Loan:	June 2, 2016
Date of Notes:	June 2, 2016
Original Principal Amount of Mortgage Loan:	$375,000,000
Principal Amount of Mortgage Loan as of the date hereof:	$375,000,000
Note A-1 Principal Balance:	$80,000,000
Note A-2 Principal Balance:	$65,000,000
Note A-3 Principal Balance:	$80,000,000
Note A-4 Principal Balance:	$70,000,000
Note A-5-A Principal Balance:	$60,000,000
Note A-5-B Principal Balance:	$20,000,000
Location of Mortgaged Property:	433 Opry Mills Dr, Nashville, TN 37214
Initial Maturity Date:	July 1, 2026

Exh. A-1